                                                                      EXHIBIT 99


[LOGO]                                          FOR IMMEDIATE RELEASE
                                                CONTACT: CONWAY G. IVY
                                                SENIOR VICE PRESIDENT, CORPORATE
                                                PLANNING AND DEVELOPMENT
                                                216-566-2102

                                      NEWS:

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            The Sherwin-Williams Company - 101 Prospect Avenue, N.W.,
                     Cleveland, Ohio 44115 - (216) 566-2140

CLEVELAND, OHIO, October 28, 2003 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the third quarter and first nine months ended September 30, 2003. Consolidated net sales increased 5.4 percent in the quarter to $1.50 billion from $1.43 billion during the same quarter last year and 2.3 percent in the first nine months to $4.12 billion from $4.03 billion in the first three quarters of 2002. Net income increased 8.1 percent in the quarter to $120.3 million from $111.3 million last year. Income before cumulative effect of change in accounting principle increased 3.0 percent in the first nine months to $261.2 million from $253.6 million in the same period last year. Income before cumulative effect of change in accounting principle was negatively impacted by a reduction in the net pension credit of $3.8 million ($6.0 million before income taxes) in the third quarter of 2003 compared to 2002 and $11.4 million ($18.0 million before income taxes) during the first nine months. Diluted net income per common share increased 12.3 percent in the quarter to $.82 per share from $.73 per share in 2002 and increased 6.6 percent in the first nine months to $1.77 per share from $1.66 per share a year ago, before the cumulative effect of change in accounting principle. In the first quarter of 2002, the Company recorded an after-tax transitional impairment charge of $183.1 million, or $1.21 per share, as a cumulative effect of change in accounting principle for indefinite-lived intangible assets and goodwill. Net income, after cumulative effect of change in accounting principle, for the first nine months of 2002 was $70.5 million or $.46 per common share.

Net sales in the Paint Stores Segment increased 5.4 percent to $989.0 million in the quarter and 3.7 percent to $2.64 billion in the nine months versus the comparable periods last year. Sales from stores open more than twelve calendar months were up 4.5 percent in the third quarter and 2.7 percent in the first nine months. The Segment's operating profit increased 0.7 percent to $141.0 million during the quarter and decreased 3.3 percent to $293.6 million in the first nine months. Operating profit in the third quarter was adversely affected by a reduction in the net pension credit, continuing increases in health care costs and the Segment's continuing investment in the Asia/Pacific market. In addition to these factors effecting third quarter operating profit, year-to-date profitability was further impacted by incremental expenses associated with new stores and increased utility costs earlier in the year.

Net sales of the Consumer Segment increased 4.7 percent to $328.9 million in the third quarter and decreased 0.3 percent to $941.0 million in the first nine months versus the comparable periods last year. The third quarter sales increase was due primarily to stronger architectural sales at some of this Segment's largest retailers and increased sales of aerosol and wood care products. Operating profit of this Segment increased 5.3 percent to $63.4 million in the quarter and decreased 0.5 percent to $168.8 million in the first nine months compared to the same periods last year. Operating profit increased in the quarter compared to last year due primarily to tight expense control and manufacturing efficiencies relating to the sales volume increase despite a reduction in the net pension credit.




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The Automotive Finishes Segment's net sales increased 1.2 percent to $115.1 million in the third quarter but declined 1.8 percent to $342.9 million in the first nine months versus the comparable periods last year. Sales results for the third quarter were essentially unaffected by favorable currency exchange fluctuations relative to last year. However, sales results for the first nine months relative to last year were negatively impacted by unfavorable currency exchange fluctuations. Excluding the impact of such fluctuations, net sales for the Segment increased 0.5 percent for the first nine months. This Segment's sales increase in the third quarter resulted primarily from sales increases in the international operating units of the Segment. Operating profit in this Segment decreased to $12.4 million from $13.2 million in the third quarter and to $37.8 million from $42.4 million in the first nine months versus last year. This Segment's operating profit was negatively impacted in the third quarter and first nine months primarily by low sales volume, related unfavorable manufacturing absorption and a reduction in the net pension credit compared to last year.

Net sales in the International Coatings Segment increased 17.1 percent to $68.2 million in the third quarter and 5.3 percent to $194.9 million in the first nine months versus the comparable periods last year. Excluding the impact on sales during the third quarter from favorable currency exchange fluctuations relative to last year, net sales for the Segment increased 12.6 percent in the quarter. For the first nine months of the year, currency exchange fluctuations had a negative effect on sales comparisons. Excluding the effect of such currency fluctuations relative to last year, net sales for the Segment increased 15.1 percent in the first nine months. The poor economic conditions that have existed in South America show some signs of improving, particularly in Argentina, although market demand for architectural and product finishes products in the region continue to be somewhat constrained. Sales in the U.K. were strong compared to a year ago. Third quarter operating profit for the Segment in U.S. dollars was $3.2 million compared to a loss of $0.3 million a year ago due primarily to the favorable impact on profitability from improving currency exchange rates relating to dollar-denominated raw materials. For the first nine months, the Segment realized an operating profit of $3.6 million compared to an operating loss of $5.8 million in the first nine months of 2002. Excluding a charge of $9.0 million in the first quarter of 2002 due to the impairment of long-lived assets, operating profit would have been $3.2 million in the first nine months of 2002. The operating profit for the Segment during the first nine months of 2003 was negatively impacted by dollar-denominated raw material cost increases and a shift in the sales mix to lower margin products in addition to competitive pricing pressures.

The Company purchased 1,472,045 shares of its common stock during the third quarter of 2003 bringing the total purchased to 5,000,000 shares for the first nine months. The Company had remaining authorization at September 30, 2003 to purchase 5,300,000 shares.

Commenting on the Company's operating results for the third quarter and first nine months of 2003, Christopher M. Connor, Chairman and Chief Executive Officer, said, "We continue to be encouraged by the strength of the Paint Stores Segment's architectural paint sales to both wholesale and retail customers. We are also encouraged by the improved signs of recovery in the industrial maintenance market during the third quarter.

"We are pleased with the sales volume increase and improved profitability of the Consumer Segment during the third quarter. The cost containment efforts implemented over the past few years in the Consumer Segment helped increase operating profit in spite of the reduction in the net pension credit.

"Our Automotive Finishes Segment is beginning to see some signs of strengthening in the international markets in which it does business although domestic sales continue to be hampered by soft automotive after-market industry conditions. In the International Coatings Segment, we are pleased with the operational performance of our U.K. subsidiary, the sales progress of our South American subsidiaries, stated in local currencies, and our local management teams' initiation of actions to improve profitability.



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"We anticipate that the fourth quarter consolidated sales increase will be in the mid single-digits versus last year's fourth quarter. We expect diluted net income per common share in the fourth quarter will be in the range of $.39 to $.47 per share compared to $.38 per share earned in last year's fourth quarter. We commented on July 22, 2003 that we expected our annual sales would increase
1.5 to 3.0 percent over 2002. With relatively strong third quarter sales, we now expect our annual sales will finish in the upper part of that range or between
2.5 and 3.5 percent over 2002. Similarly, we are narrowing our expectations established on July 22, 2003 for diluted net income per common share for the year to be within the top part of the range provided at that time. We expect diluted net income per common share for the year will be in the range of $2.16 to $2.24 per share compared to $2.04 per share earned last year before cumulative effect of change in accounting principle."

The Company will conduct a conference call to discuss its financial results for the third quarter and its outlook for the fourth quarter and year 2003 at 11:00 a.m. ET on October 28, 2003. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast, please go to the Sherwin-Williams website, http://www.sherwin.com, click on Investor Relations, then choose Press Releases and click on "webcast" following the reference to the October 28th release. For those who cannot listen to the live webcast, an archived replay will be available at http://www.sherwin.com beginning approximately two hours after the call ends. The archived replay will be available until Thursday, November 6, 2003 at 5:00 p.m. ET.

The Sherwin-Williams Company, founded in 1866, is one of the world's leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.

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This press release contains certain "forward-looking statements", as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management's current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company's historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company's relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.















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                  THE SHERWIN-WILLIAMS COMPANY AND SUBSIDIARIES

                  Statements of Consolidated Income (Unaudited)


                                                       Three months ended September 30,          Nine months ended September 30,
                                                    -------------------------------------    --------------------------------------
Thousands of dollars, except per share data               2003                 2002                 2003                 2002
                                                    ----------------    -----------------    -----------------    -----------------
Net sales                                           $     1,503,086     $      1,426,266     $      4,123,225     $      4,028,642
Cost of goods sold                                          824,440              780,974            2,277,063            2,239,435
Gross profit                                                678,646              645,292            1,846,162            1,789,207
  Percent to net sales                                        45.2%                45.2%                44.8%                44.4%
Selling, general and administrative expenses                480,076              456,101            1,404,608            1,343,804
  Percent to net sales                                        31.9%                32.0%                34.1%                33.4%
Interest expense                                              9,501                9,001               29,545               29,820
Interest and net investment income                           (1,255)              (1,151)              (3,664)              (2,891)
Other expense - net                                             880                1,772                4,292                9,372
                                                    ----------------    -----------------    -----------------    -----------------
Income before income taxes and cumulative
  effect of change in accounting principle                  189,444              179,569              411,381              409,102
Income taxes                                                 69,147               68,236              150,154              155,459
                                                    ----------------    -----------------    -----------------    -----------------
Income before cumulative effect
  of change in accounting principle                         120,297              111,333              261,227              253,643
Cumulative effect of change in accounting
  principle - net of income taxes of $64,476                                                                              (183,136)
                                                    ----------------    -----------------    -----------------    -----------------
Net income                                          $       120,297     $        111,333     $        261,227     $         70,507
                                                    ================    =================    =================    =================

Income per share:
     Basic:
       Before cumulative effect of
         change in accounting principle             $          0.83     $           0.74     $           1.80     $           1.68
       Cumulative effect of change in accounting
         principle - net of income taxes                                                                                     (1.21)
                                                    ----------------    -----------------    -----------------    -----------------
       Net income                                   $          0.83     $           0.74     $           1.80     $           0.47
                                                    ================    =================    =================    =================

     Diluted:
       Before cumulative effect of
         change in accounting principle             $          0.82     $           0.73     $           1.77     $           1.66
       Cumulative effect of change in accounting
         principle - net of income taxes                                                                                     (1.20)
                                                    ----------------    -----------------    -----------------    -----------------
       Net income                                   $          0.82     $           0.73     $           1.77     $           0.46
                                                    ================    =================    =================    =================

Average shares and equivalents outstanding-basic        144,486,083          149,771,211          145,258,497          151,085,841
                                                    ================    =================    =================    =================

Average shares and equivalents outstanding-diluted      146,858,309          151,632,200          147,399,678          153,061,879
                                                    ================    =================    =================    =================



Additional information regarding the Company's financial results can be found on the Internet at "www.sherwin.com", Investor Relations page.